EXHIBIT B-3
                            FORM OF SERVICE AGREEMENT
                      BETWEEN UTILITY SUBSIDIARY AND OTHER
                      SUBSIDIARY OR ENERGY EAST CORPORATION


                                SERVICE AGREEMENT


     This Service Agreement is made and entered into this _____ day of ___________, by and between __________________ ("Client Company") and
___________________ ("Utility Company").

                                   WITNESSETH

     WHEREAS, the Securities and Exchange Commission ("SEC"), pursuant to
Section 13(b) of the Public Utility Holding Company Act of 1935 ("Act") has authorized Utility Company to provide certain services to its associate companies within the Energy East Corporation ("Energy East") registered holding company system; and

     WHEREAS, Client Company is an associate company of Utility Company within the Energy East system; and

     WHEREAS, Utility Company and Client Company have entered into this Service Agreement whereby Utility Company agrees to provide and Client Company agrees to accept and pay for various services as provided herein at cost, with cost determined in accordance with applicable rules and regulations under the Act, which require Utility Company to fairly and equitably allocate costs among all associate companies to which it renders services (collectively, the "Client Companies"), including Client Company.

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties to this Service Agreement covenant and agree as follows:


                              ARTICLE I - SERVICES

     Section 1.1 Utility Company shall furnish to Client Company, as requested by Client Company, upon the terms and conditions hereinafter set forth, such of the services described in Appendix A hereto, at such times, for such periods and in such manner as Client Company may from time to time request and that Utility Company concludes it is able to perform. Utility Company shall also provide Client Company with such special services, so long as such special services do not materially add to those services described in Appendix A hereto, as may be requested by Client Company and that Utility Company concludes it is able to perform. In supplying such services, Utility Company


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may arrange, where it deems appropriate, for the services of such experts, consultants, advisers, and other persons with necessary qualifications as are required for or pertinent to the provision of such services.

     Section 1.2 Client Company shall take from Utility Company such of the services described in Section 1.1, and such additional general or special services, as limited by subsection 1.1 hereof, as are requested from time to time by Client Company and that Utility Company concludes it is able to perform.

     Section 1.3 The cost of the services described herein or contemplated to be performed hereunder shall be directly assigned, distributed or allocated by activity, project, program, work order or other appropriate basis. Client Company shall have the right from time to time to amend or alter any activity, project, program or work order provided that (i) any such amendment or alteration that results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by Utility Company, (ii) the cost for the services covered by the activity, project, program or work order shall include any expense incurred by Utility Company as a direct result of such amendment or alteration of the activity, project, program or work order, and
(iii) no amendment or alteration of an activity, project, program or work order shall release Client Company from liability for all costs already incurred by or contracted for by Utility Company pursuant to the activity, project, program or work order, regardless of whether the services associated with such costs have been completed.

     Section 1.4 Utility Company shall use its best efforts to maintain a staff trained and experienced in the services described in Appendix A.


                            ARTICLE II- COMPENSATION

     Section 2.1 As compensation for the services to be rendered hereunder, Client Company shall pay to Utility Company all costs that reasonably can be identified and related to particular services performed by Utility Company for or on its behalf. The methods for assigning or allocating Utility Company costs to Client Company, as well as to other associate companies, are set forth in Appendix A.

     Section 2.2 It is the intent of this Service Agreement that charges for services shall be distributed among Client Companies, to the extent possible, based upon direct assignment. The amounts remaining after direct assignment shall be allocated among the Client Companies using the methods identified in Appendix A. The method of assignment or allocation of cost shall be subject to review by the Utility Company annually, or more frequently if appropriate. Such method of assignment or allocation of costs may be modified or changed by the Utility Company without the necessity of an amendment to this Service Agreement; provided that, in each instance, all services rendered hereunder shall be at actual cost thereof, fairly and equitably assigned or allocated, all in accordance with the requirements of the Act and any orders promulgated thereunder. The Utility Company shall review with the Client Company any proposed


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material change in the method of assignment or allocation of costs hereunder and the parties must agree to any such changes before they are implemented. In addition, no such agreed upon material change shall be made unless and until the Utility Company shall have first given written notice to the SEC not less than 60 days prior to the proposed effective date thereof.

     Section 2.3 Utility Company shall render a monthly report to Client Company that shall reflect the information necessary to identify the costs charged for that month . Client Company shall remit to Utility Company all charges billed to it within 30 days of receipt of the monthly report. Any amounts not paid by the due date will be subject to a late charge of .5% per month until remittance is received.

     Section 2.4 It is the intent of this Service Agreement that the payment for services rendered by Utility Company to Client Company under this Service Agreement shall cover all the costs of its doing business including, but not limited to, salaries and wages, office supplies and expenses, outside services employed, property insurance, injuries and damages, employee pensions and benefits, miscellaneous general expenses, rents, maintenance of structures and equipment, depreciation and amortization, and compensation for use of capital as permitted by Rule 91 of the SEC's regulations under the Act.

     Section 2.5 Utility Company and Client Company agree that the amount of compensation to be paid by Client Company hereunder is subject to the review and determination of the regulatory commission of the appropriate jurisdiction.


                               ARTICLE III - TERM

     This Service Agreement shall become effective as of the date first written above, subject only to the receipt of any required regulatory approvals from any State regulatory commission with jurisdiction over Utility Company or Client Company if Client Company is a utility and the SEC, and shall continue in force until terminated by Utility Company or Client Company, upon not less than 90 days prior written notice to the other party. This Service Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Service Agreement may conflict with the Act or with any rule, regulation or order of the SEC or of any State regulatory commission with jurisdiction over Utility Company or Client Company if Client Company is a utility adopted before or after the date of this Service Agreement.



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                           ARTICLE IV - MISCELLANEOUS

     Section 4.1 All accounts and records of Utility Company shall be kept in accordance with the General Rules and Regulations promulgated by the FERC or other regulatory body.

     Section 4.2 New direct or indirect subsidiaries of Energy East which may come into existence after the effective date of this Service Agreement, may become additional client companies of Utility Company and subject to a service agreement with Utility Company. The parties hereto shall make such changes in the scope and character of the services to be rendered and the method of assigning, distributing or allocating costs of such services as specified in Appendix A, subject to the requirements of Section 2.2, as may become necessary to achieve a fair and equitable assignment, distribution, or allocation of Utility Company costs among all associate companies including the new subsidiaries.

     Section 4.3 Utility Company shall permit Client Company access to its accounts and records including the basis and computation of allocations.

     Section 4.4 This Service Agreement hereby supercedes and replaces any other service agreement existing between the Utility Company and the Client Company.


     IN WITNESS WHEREOF, the parties hereto have caused this Service Agreement to be executed as of the date and year first above written.

                                          UTILITY COMPANY



                                          BY:
                                             -----------------------------------
                                          Name:
                                          Title:



                                          CLIENT COMPANY

                                          BY:
                                             -----------------------------------
                                          Name:
                                          Title:


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The undersigned requests all services described in Appendix A and listed in the
Work Request Summary from Utility Company. Services will begin
_________________________.



                                          CLIENT COMPANY

                                          BY:
                                             -----------------------------------
                                          Name:
                                          Title:


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                                   Appendix A


 DESCRIPTION OF SERVICES TO BE PROVIDED BY UTILITY COMPANY AND DETERMINATION OF
               CHARGES FOR SUCH SERVICES TO THE CLIENT COMPANIES


This document sets forth the methodologies used to accumulate the costs of services performed by the Utility Company and to assign or allocate such costs to other subsidiaries and other business units within Energy East ("Client Entities").

Description of Services

A description of each of the services performed by the Utility Company, which may be modified from time to time, is presented below.

1. Call center services include responding to client entities' customer calls. These costs are allocated using the call center ratio.

2. Customer billing services consists of preparing and mailing bills for client entities. These costs are allocated using the customer billing ratio.

3. Network support services includes the cost of the network server and the management of the local and area-wide data networks for client entities. These costs are allocated using the Lan/Wan service ratio.

4. Telephone and voice services include the cost of telephone equipment, hook-up, management of the internal telephone network and maintenance of the voice mail systems and wiring needed to perform these services for client entities. These costs are allocated using the telephone and voice service ratio. This excludes actual usage that is billed directly to the client entity.

5. Credit and Collection services include the cost of collection activities for client entities. These costs are allocated using the customer billing ratio.

6. Management support services including, but not limited to, financial and administrative, corporate planning, legal, project management, government and legislative affairs, regulatory support, human resources administration, executive management and other management support services. . Costs are directly charged to the benefiting client entity or distributed based on one of the allocation methods described below.

7. Technical and operations services including, but not limited to, engineering and planning, training, construction and facility management, maintenance, purchasing, billing, information services, environmental licensing and permitting,


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     supply planning and transportation, energy services, and other operational or technical services. Costs are directly charged to the benefiting client entity or distributed based on one of the allocation methods described below.

Utility Company's accounting, billing and cost allocation methods utilize the Federal Energy Regulatory Commission's Uniform System of Accounts or, where applicable, the system of accounts required by the state regulatory body.

Cost Assignment

The Utility Company will maintain an accounting system that enables costs to be identified by Work Request (W/R) number. These W/R numbers used in combination with Accounts, Resource Codes, Product/Service Codes and Client Entity numbers will indicate whether the cost is a direct charge or the result of an allocated charge. The primary inputs to the accounting system are time reports, accounts payable invoices and journal entries. Charges for labor are calculated using the employees' hourly rate. Indirect attributable costs are charged to the services performed in proportion to the directly assigned costs or other appropriate cost allocators.

Cost will be accumulated by work request number and assigned as follows:

     1. Costs accumulated in a work request number for services specifically performed for a single Client will be directly assigned or billed to the Client.

     2. Costs accumulated in a work request number for services specifically performed for two or more Clients will be distributed among the Clients using methods determined on a case-by-case basis consistent with the nature of the work performed and on one of the allocation methods described below.

     3. Costs accumulated in a work request number for services of a general nature which are applicable to all Client Entities will be allocated among all Client Entities, and billed to them using the global allocator factor.

Cost Allocation

The Utility Company uses cost allocation methods designed to fully distribute costs. The Utility Company's cost allocation methodology is comprised of the following:

     1. To "direct charge" all labor, materials and other expenses to client entities whenever feasible.

     2. To allocate directly attributable costs to client entities based upon a measurable cost causing relationship, i.e., Call Center costs are allocated on the actual calls received for each client.


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     3. To allocate indirectly attributable costs that are common to all Client
Entities, using the global allocator factor taking into consideration the relative size of each Client Entity with regards to gross revenues, gross payroll expense and plant.

Costs that can be directly attributed to direct charges are allocated in proportion to the direct charges or other appropriate cost allocations. For example, direct labor charged to prepare testimony for a specific utility not only includes the direct payroll charge (the hourly rate times the hours reported) but also includes the cost of that individual's proportional payroll overhead cost, and such other overheads as common asset usage, occupancy charges and management overhead charges (commonly referred in aggregate as an Administrative and General Overhead).

Allocation Methods

Allocations related to Direct Labor Charges

The following allocations will be applied to the Direct Labor Charges:

Payroll Overhead Charge will be calculated to recover costs associated with labor, such as pension, benefits, lost time and payroll taxes. The payroll overhead costs will be charged to client companies based on direct labor charges. The rate is computed by dividing the annual payroll overhead expenses by the annual base labor dollars.

Other Allocations applied to Direct Labor Charges will consist of the following:

Common Asset Usage Overhead:
     The Common Asset Usage Overhead allocates the cost of furniture and desktop equipment (including PC's) used by the Utility Company. The rate is calculated by dividing the economic carrying costs of the assets by the total actual labor dollars of employees using those assets. This overhead is directly applied to all Utility Company labor charged or allocated to clients.

Occupancy Overhead:
     The Occupancy Overhead allocates costs related to the workspace occupied by Utility Company employees. The rate is calculated by dividing the economic carrying costs for the buildings by the total actual labor dollars of employees working in those buildings. This overhead is directly applied to all Utility Company labor charged or allocated to clients.

Management Overhead:
     This overhead represents the management cost of a function within the Utility Company. It is based on the ratio of Utility Company supervisory wages to all other wages. This fixed rate is applied to all direct labor charged to clients.


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An Alternative Allocation Applied to Direct Labor Charges or Other Direct
Charges

An alternative allocation applied to direct labor charges or other direct charges is commonly referred to as an Administrative and General Support Adder. This overhead is a general overhead used in place of other specific administrative and general support overheads and is added to total costs of client services. The purpose is to recover indirect administrative and general expenses incurred and not otherwise charged directly to these clients for certain activities. The adder also includes expenses associated with office facilities, including furniture and office equipment, used in performing these administrative functions.

Allocations related to Distributed Services

The following ratios will be used to allocate costs for services not directly assigned but pooled and allocated based on a causal measurement:

Call Center Ratio - Based on the number of calls received from Client companycustomers. This ratio is determined annually based on the actual count of calls received at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Customer Billing Ratio - Based on the number of bills sent to customers on behalf of the Client companies. This ratio is determined annually based on the actual count of bills sent at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Lan/Wan Service Ratio - Based on the number of PCs connected at each of the Client companies. This ratio is determined annually based on the actual count of PCs connected at each of the Client companies at the end of previous calendar year and may be adjusted periodically due to a significant change.

Communications Ratio - Based on the number of phones, ports, or email addresses utilized by Client companies. This ratio is determined annually based on the actual count of the phones, ports, or email addresses utilized at the end of previous calendar year and may be adjusted periodically due to a significant change.

Number of Employees Ratio - Based on the number of employees benefiting from the performance of a service. This ratio will be determined annually based on actual count of applicable employees at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Accounts Payable Ratio - Based on the number of invoices processed for each of the specific Clients. This ratio is determined annually based on the actual count of invoices at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Asset Ratio - This ratio is determined annually based of the average of gross assets during the previous calendar year and may be adjusted due to a significant change.


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Number of Payroll Checks Ratio - Based on the number of payroll checks processed for each of the client companies. This ratio will be determined annually based on an actual count of checks processed during the previous period and may be adjusted periodically due to a significant change.

Number of Radio Units Ratio - Based on the number of radio units utilized by each of the client companies. This ratio will be determined annually based on an actual count of radios and may be adjusted periodically due to a significant change.

Global Allocation Factor - This formula will be determined annually based on the average of gross plant (original plant in service), gross payroll charges (salaries and wages, including overtime, shift premium and lost time, but excluding pension, payroll taxes and other employee benefits) and gross revenues during the previous calendar year and may be adjusted for any known and reasonable quantifiable events or at such time as may be required due to significant changes. This formula is commonly referred to as the Massachusetts formula.

Property Values Allocator - Costs allocated to companies based on the actual property values recorded on each companies' books. The numerator of which is for an individually affected operating company, product, or service and the denominator of which is for all affected operating companies, products, or services. The allocation will be determined annually or at such time as may be required due to significant changes.

Labor Dollars Ratio - This ratio is determined annually based on the sum of labor dollars for the immediately proceeding fiscal year. The numerator of which is for an individually affected operating company and the denominator of which is for all affected operating companies.

Revenue Dollars Ratio - This ratio is based on the sum of revenue dollars for the immediately proceeding twelve consecutive months for the fiscal year ended September. The numerator of which is for an individually affected operating company, product, or service and the denominator of which is for all affected operating companies, products, or services.

Vehicle Count Ratio - This ratio is based on the actual vehicle count submitted to the insurance carrier at the time of quote. The numerator of which is for an individually affected operating company, product, or service and the denominator of which is for all affected operating companies, products, or services.



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